Exhibit 99.1

                     Flexsteel Announces Fourth Quarter and
                         Fiscal 2006 Operating Results



    DUBUQUE, Iowa--(BUSINESS WIRE)--Aug. 17, 2006--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its fourth quarter and fiscal year ended June 30, 2006.
    The Company reported net sales for the quarter ended June 30, 2006 of $112.3 million compared to the prior year quarter of $105.8 million, an increase of 6.2%. Net income for the quarter ended June 30, 2006 and the prior year quarter was $1.5 million or $0.23 per share.
    Net sales for the fiscal year ended June 30, 2006 were $426.4 million compared to $410.0 million in the prior fiscal year, an increase of 4.0%. Net income for the fiscal year ended June 30, 2006 was $4.7 million or $0.72 per share compared to $6.0 million or $0.92 per share for the fiscal year ended June 30, 2005, a decrease of 21.9%. The current year net income was adversely impacted by the recording of stock-based compensation expense, as required by Statement of Financial Accounting Standard No. 123 (Revised), of $0.4 million (after tax) or $0.06 per share. During the fiscal year ended June 30, 2005, the Company recorded a pre-tax gain on the sale of facilities of $0.8 million and a one-time favorable income tax adjustment of $0.7 million.
    For the quarter ended June 30, 2006, residential net sales were $70.4 million, an increase of 4.0% from the prior year quarter net sales of $67.7 million. For the fiscal year ended June 30, 2006, residential net sales of $267.7 million were up 2.2% from net sales of $261.9 million in the prior year. These increases in residential net sales in the current quarter and the fiscal year ended June 30, 2006 are primarily due to introductions to newly developed markets, selected sell price increases and improved demand for products in existing markets.
    Recreational vehicle net sales for the quarter ended June 30, 2006 were $20.1 million, up 9.6% from the prior year quarter net sales of $18.4 million. For the fiscal year ended June 30, 2006, recreational vehicle net sales decreased 6.9% to $73.4 million, compared to $78.8 million in the fiscal year ended June 30, 2005. While the quarter ended June 30, 2006 showed an increase over the prior year quarter, the fiscal year decline in recreational vehicle net sales reflects a generally soft wholesale market environment for recreational vehicles.
    Net sales of commercial products increased from $19.7 million to $21.8 million and from $69.3 million to $85.3 million, for the quarter and fiscal year ended June 30, 2006, respectively. This approximate 10.6% increase in commercial net sales for the quarter and 23.1% for the fiscal year ended June 30, 2006 is primarily due to expanded commercial office product offerings and improved industry performance of hospitality products.
    Gross margin for the quarter ended June 30, 2006 was 18.8% compared to 19.3% in the prior year quarter. During the quarter ended June 30, 2005, LIFO inventory quantities (steel and lumber) were reduced; resulting in a favorable impact on gross margin of 0.6% when compared to the quarter ended June 30, 2006. For the fiscal year ended June 30, 2006, the gross margin was 19.1% compared to 18.7% for the prior fiscal year. Gross margin improvement for the year is a result of a greater percentage of shipments being commercial office, hospitality and foreign sourced products whose margins were not as significantly impacted by raw material increases.
    Selling, general and administrative expenses were 16.4% and 17.0% of net sales for the quarters ended June 30, 2006 and 2005, respectively. The decrease in quarterly SG&A expenses is due primarily to lower advertising and selling expenses when compared to the prior year quarter. For the fiscal years ended June 30, 2006 and 2005, selling, general and administrative expenses were 17.1% and 16.7% of net sales, respectively. The year-to-date increase in SG&A expenses reflects increased marketing related costs and the recording of stock-based compensation.
    The income tax rate was 39.6% and 39.3% for the quarter and fiscal year ended June 30, 2006, respectively. During the fiscal year ended June 30, 2005, an examination by the Internal Revenue Service of the Company's federal income tax returns for the fiscal years ended June 30, 2003 and 2004 was completed. Due to the favorable results, the Company reduced its estimate of accrued tax liabilities by $0.7 million. The decrease resulted in an income tax rate of 30.6% for the fiscal year ending June 30, 2005.

    All earnings per share amounts are on a diluted basis.

    Working capital (current assets less current liabilities) at June 30, 2006 was $97.0 million compared to $85.4 million at June 30, 2005. Net cash used in operating activities was $7.3 million in fiscal year 2006. Cash was used in operating activities to increase inventory for the expansion of import programs, including commercial office product offerings and to support an increase in accounts receivable due to the higher sales volume. The Company does not expect significant future increases in inventory related to our import programs. The available credit facilities provided the additional cash required.
    Capital expenditures were $3.4 million and $3.3 million during fiscal 2006 and 2005, respectively. Depreciation and amortization expense was $5.5 million and $5.8 million during fiscal 2006 and 2005, respectively. The Company expects that capital expenditures will be approximately $4.0 million in fiscal year 2007.

    Outlook

    Flexsteel Industries, Inc. and the other U.S. furniture manufacturers continue to be impacted by increases in interest rates and geopolitical issues leading to increased energy costs and consumer uncertainty. At the same time, the U.S. furniture industry continues to evolve and globalize at a staggering rate. U.S. manufacturers are faced with increases in the cost of raw materials, labor and overhead costs, including fuel, accompanied by an increased flow of competing product from all over the world generally produced with lower manufacturing costs all of which added to product pricing pressures. Additionally, the distribution channels are changing and increasingly include non-traditional customers such as mass merchandisers, wholesale clubs and specialty retail chains in addition to e-commerce opportunities.
    For the fiscal year ended June 30, 2006, residential net sales were weaker than anticipated and we expect that this softness will continue through the first half of fiscal year 2007 due to the uncertainties described above. Net sales of vehicle seating products have fallen off due to a weak wholesale market environment. While vehicle seating product net sales during the fourth quarter of fiscal 2006 showed an increase over the prior year quarter, a sustained improvement in demand has not yet been confirmed. Additionally, the volatility and high cost of fuel may temper the favorable longer-term demographics that exist in the recreational vehicle industry. Our commercial marketing channels provide an opportunity to expand distribution and increase net sales for fiscal 2007. Commercial office furniture net sales are expected to benefit from a continued general increase in demand for these products and we have expanded our product offerings to capitalize on this market area. Hospitality occupancy rates continue strong which has led to an increase in construction and renovation activity. These activities have increased the demand for the hospitality products we offer.
    The increased cost of raw materials, component parts and fuel created continued pressures on margins through all of fiscal year 2006 and we expect these pressures to continue into fiscal year 2007. During fiscal year 2006, we were able to maintain our margins through cost controls, the implementation of a fuel surcharge on product delivery and selected product sale price increases. We expect that fuel costs will continue to rise and to negatively impact the cost of bringing raw materials, component parts and sourced finished products into our facilities as well as the cost of delivering products to our customers. We anticipate that petroleum prices will remain volatile and at record or near record levels for the foreseeable future. The result will be continuing cost increases and we believe a factor in keeping consumers on the sideline for furniture purchases, negatively affecting demand for residential and vehicle seating products.
    Flexsteel continues to take actions to address the above concerns including: new product introductions, refining existing product offerings, adjusting selling and delivery prices, adjusting production levels and implementing cost control measures for inventory and capital expenditures. These actions occur regularly regardless of operating performance, but will continue to receive additional attention under current business conditions. Management believes that Flexsteel is also in a unique position to take advantage of the rapid change that is affecting most of the markets we serve. We have had a successful introduction of our complete new line of Wrangler Home (R) Collection. We continue to develop products for the marine industry to augment our vehicle seating products. We believe that our commercial office product lineup is strong and expanded to continue to take full advantage as demand for this product increases. Our hospitality team is poised to deliver the needed products as this market expansion continues.
    We continue to believe that our strategy of providing furniture from a wide selection of domestically manufactured and imported products is sound business practice. This blended strategy gives Flexsteel the opportunity to successfully participate in all the important avenues of furniture distribution in the United States.

    Analysts Conference Call

    The Company will host a conference call for analysts on Friday, August 18, 2006, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID # 9559102. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID # 9559102.

    Forward-Looking Statements

    Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    About Flexsteel

    Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

    For more information, visit our web site at http://www.flexsteel.com.



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                             June 30,      June 30,
                                               2006          2005
                                           ------------- -------------

ASSETS

CURRENT ASSETS:
   Cash and cash equivalents..............   $1,985,768    $1,706,584
   Investments............................      817,618     1,508,751
   Trade receivables, net.................   51,179,791    48,355,070
   Inventories............................   84,769,972    69,945,400
   Other..................................    6,634,121     6,281,869
                                           ------------- -------------
Total current assets......................  145,387,270   127,797,674

NONCURRENT ASSETS:
   Property, plant, and equipment, net       24,158,041    26,140,914
   Other assets...........................   13,780,393    12,719,090
                                           ------------- -------------

TOTAL..................................... $183,325,704  $166,657,678
                                           ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable - trade.................  $15,768,435   $16,259,905
 Notes payable and current maturities of
  long-term debt..........................    9,466,643     5,000,000
 Accrued liabilities......................   23,164,927    21,149,428
                                           ------------- -------------
Total current liabilities.................   48,400,005    42,409,333

LONG-TERM LIABILITIES:
 Long-term debt...........................   21,846,386    12,800,000
 Other long-term liabilities..............    5,576,988     6,650,625
                                           ------------- -------------
Total liabilities.........................   75,823,379    61,859,958

SHAREHOLDERS' EQUITY......................  107,502,325   104,797,720
                                           ------------- -------------

TOTAL..................................... $183,325,704  $166,657,678
                                           ============= =============


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                   Three Months Ended           Fiscal Year Ended
                        June 30,                    June 30,
               --------------------------- ---------------------------
                   2006          2005          2006          2005
               ------------- ------------- ------------- -------------
NET SALES..... $112,325,883  $105,768,368  $426,407,585  $410,022,809
COST OF GOODS
 SOLD.........  (91,198,852)  (85,343,905) (345,068,305) (333,170,329)
               ------------- ------------- ------------- -------------
GROSS MARGIN..   21,127,031    20,424,463    81,339,280    76,852,480
SELLING,
 GENERAL AND
ADMINISTRATIVE  (18,457,644)  (17,958,185)  (72,778,576)  (68,595,788)
GAIN ON SALE
 OF FACILITIES          ---           ---           ---       809,022
               ------------- ------------- ------------- -------------
OPERATING
 INCOME.......    2,669,387     2,466,278     8,560,704     9,065,714
               ------------- ------------- ------------- -------------
OTHER INCOME
 (EXPENSE):
   Interest
    and other
    income....      220,728       191,623       774,783       627,996
   Interest
    expense...     (438,370)     (198,313)   (1,557,304)     (989,754)
               ------------- ------------- ------------- -------------
       Total..     (217,642)       (6,690)     (782,521)     (361,758)
               ------------- ------------- ------------- -------------
INCOME BEFORE
 INCOME TAXES.    2,451,745     2,459,588     7,778,183     8,703,956
BENEFIT FROM
 (PROVISION
 FOR) INCOME
 TAXES........     (970,000)     (920,000)   (3,060,000)   (2,660,000)
               ------------- ------------- ------------- -------------
NET INCOME....   $1,481,745    $1,539,588    $4,718,183    $6,043,956
               ============= ============= ============= =============

AVERAGE NUMBER
 OF COMMON
 SHARES
 OUTSTANDING:

      Basic...    6,563,750     6,540,636     6,558,440     6,531,293
               ============= ============= ============= =============
      Diluted.    6,579,647     6,595,170     6,577,278     6,600,905
               ============= ============= ============= =============

EARNINGS PER
 SHARE OF
 COMMON STOCK:
      Basic...         $0.23        $0.24         $0.72         $0.93
               ============== ============ ============= =============
      Diluted.         $0.23        $0.23         $0.72         $0.92
               ============== ============ ============= =============


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                 Fiscal Year Ended
                                                     June 30,
                                             -------------------------
                                                 2006         2005
                                             ------------ ------------

OPERATING ACTIVITIES:
Net income..................................  $4,718,183   $6,043,956
Adjustments to reconcile net income to net
 cash provided by (used in) operating
 activities:
   Depreciation and amortization............   5,485,884    5,785,354
   Gain on disposition of capital assets....     (55,504)    (879,462)
   Stock-based compensation expense.........     427,000          ---
   Changes in operating assets and
    liabilities............................. (17,830,434)   1,773,774
                                             ------------ ------------
Net cash (used in) provided by operating
 activities.................................  (7,254,871)  12,723,622
                                             ------------ ------------
INVESTING ACTIVITIES:
   Net sales (purchases) of investments.....     655,252     (275,331)
   Proceeds from sale of capital assets.....      89,787    2,121,083
   Capital expenditures.....................  (3,410,914)  (3,346,984)
                                             ------------ ------------
Net cash used in investing activities.......  (2,665,875)  (1,501,232)
                                             ------------ ------------
FINANCING ACTIVITIES:
   Net proceeds (payment) of borrowings....   13,513,030   (8,805,426)
   Dividends paid..........................   (3,408,994)  (3,393,842)
   Proceeds from issuance of common stock..       95,894      206,941
                                             ------------ ------------
Net cash provided by (used in) financing
 activities.................................  10,199,930  (11,992,327)
                                             ------------ ------------

Increase (decrease) in cash and cash
 equivalents................................     279,184     (769,937)
Cash and cash equivalents at beginning of
 period.....................................   1,706,584    2,476,521
                                             ------------ ------------
Cash and cash equivalents at end of period..  $1,985,768   $1,706,584
                                             ============ ============


    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Chief Financial Officer, 563-585-8392